Exhibit 99.1

Hutchinson Technology Announces FDA Clearance of the
InSpectra™ StO2 Spot Check

Hutchinson, MN, March 7, 2011 — Hutchinson Technology Incorporated (NASDAQ: HTCH) today announced that it has received 510(k) clearance of the InSpectra™ StO2 Spot Check from the U.S. Food and Drug Administration.  The product, which is targeted for use in emergency and critical care environments, is a cost-effective tool to help rapidly assess tissue perfusion and shock.

The InSpectra StO2 Spot Check (model 300) consists of a hand-held device, cable, reusable sensor, charging station and rechargeable battery.  This product enables clinicians to quickly and cost-effectively identify at-risk patients.  Once identified as having low StO2, patients can then be continuously monitored with the InSpectra™ StO2 Tissue Oxygenation Monitor (model 650).  These two products help reduce the time to critical actions and identify the endpoints of resuscitation.

“This is an exciting development for the assessment of critically ill patients" said Brahim Ardolic MD, Chair, Department of Emergency Medicine at Staten Island University Hospital (Staten Island, NY). "With Spot Check, we can quickly assess patients at increased risk of adverse effects due to decompensation of their status."

“Multiple clinical studies demonstrate that patients with low StO2 are at risk of poor clinical outcomes and that 20-30% of emergency room and ICU patients have low StO2 even though other vital signs are normal,” said Rick Penn, president of Hutchinson Technology's BioMeasurement Division.  “In addition, recent research suggests that using StO2 to guide patient treatment results in improved clinical outcomes as well as economic benefits in the form of shorter length of stays in the ICU and the hospital.”

About Hutchinson Technology
Hutchinson Technology is a global technology manufacturer committed to creating value by developing solutions to critical customer problems. The company's BioMeasurement Division is focused on bringing new technologies and products to the market that provide information clinicians can use to improve the quality of health care and reduce costs.  The company's Disk Drive Components Division is a key worldwide supplier of suspension assemblies for disk drives.

Cautionary Note Regarding Forward-Looking Statements
This announcement may include forward-looking statements, including statements regarding marketing clearance by regulatory bodies and product commercialization and adoption.  The company does not undertake to update its forward-looking statements.  These statements involve risks and uncertainties.  The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in changes in timely clearance by the appropriate regulatory bodies, market acceptance of new products and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

Investor Contact:	Media Contact:
Chuck Ives	Connie Pautz
Hutchinson Technology Inc.	Hutchinson Technology Inc.
320-587-1605	320-587-1823